                                                                       EXHIBIT 4


                                     PROXY


     The undersigned, being the holder and/or the authorized signatory of
(      ) Shares of Common Stock (the "Shares") of RMS Titanic, Inc. (the
"Company"), do hereby appoint Jon Thompson as my attorney-in-fact and proxy to attend any and all meetings, regular or special, of the stockholders of the Company, or any adjournments thereof, with full power to vote the Shares and act for me in the same manner and content that I might were I personally present at said meetings, and in addition thereto, to vote the Shares for me by written consent in the same manner and to the fullest extent provided by law, in favor of the removal and/or election of one more members of the Company's Board of Directors.

     The undersigned's presence at any meeting of the Company's stockholders shall not constitute a revocation of this Proxy with respect to such meeting, and this Proxy shall remain in full force and effect as to such meeting.

Dated: September 24, 1999


SIGNATURE GUARANTEED
MEDALLION GUARANTEED                              /s/  WILLIAM S. GASPARRINI
First Tennessee Bank National                     ------------------------------
/s/                                                    William S. Gasparrini
--------------------------------------
                Authorized Signature


This Proxy is irrevocable and shall expire and terminate on Dec. 25, 1999.